EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
iGo, Inc.:

We consent to the incorporation by reference in the registration statement Nos. 333-131222, 333-112023, 333-108623, 333-108283, 333-102926, 333-99845, and 333-72172 on Form S-3 and Nos. 333-143651, 333-116182, 333-102990, 333-69336, and 333-47210 on Form S-8 of iGo, Inc. and subsidiaries (the Company) of our report dated March 9, 2010, with respect to the consolidated balance sheets of the Company as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009, and references to our firm in Item 6, Selected Consolidated Financial Data, which report and reference appears in the December 31, 2009 annual report on Form 10-K of the Company.

Our report on the consolidated financial statements, dated March 9, 2010, contains an explanatory paragraph which states that the Company adopted the provisions of ASC Topic 810, Consolidation, which changed the accounting and reporting for minority interests which are now recharacterized as noncontrolling interests, and classified as a component of equity.

(signed) /s/ KPMG LLP
Phoenix, Arizona
March 9, 2010